EXHIBIT 21.1
                      RECKSON OPERATING PARTNERSHIP, L. P.
                            STATEMENT OF SUBSIDIARIES

Name                                      State of Organization
--------------------------------------    -------------------------------------
Omni Partners, L. P.                      Delaware
Reckson FS Limited Partnership            Delaware
Metropolitan Partners, LLC                Delaware
Reckson Management Group, Inc.            New York
RANY Management Group, Inc.               New York
Reckson Construction Group, Inc.          New York
RT Tri-State LLC                          Delaware
Metropolitan 919 3rd Avenue LLC           Delaware
1350 LLC                                  Delaware
Magnolia Associates, LTD                  Florida
Metropolitan 810 7th Avenue LLC           Delaware
100 Wall Company LLC                      New York